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                                                                      EXHIBIT 6


                     SPECIAL CONSIDERATION ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of March 5, 1998 by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Bingham"), JAMES A. SIMPSON, a shareholder of BLOOMFIELD ACCEPTANCE COMPANY, L.L.C., a Michigan limited liability company ("BAC") and BLOOMFIELD SERVICING COMPANY, L.L.C, a Michigan limited liability company ("BSC") ("Simpson"), KATHERYNE L. ZELENOCK, a shareholder of BAC and BSC ("Zelenock") AND JEFFREY C. URBAN, a shareholder of BAC and BSC ("Urban"), (each a "Shareholder" and collectively, the "Shareholders"), and NBD BANK, a Michigan banking corporation, as escrow agent ("Escrow Agent"). All capitalized terms used, but not otherwise defined, in this Agreement have the same meanings as in the Agreement and Plan of Merger (the "Merger Agreement"), dated February 17, 1998, to which Bingham and the Shareholders are parties, a copy of which (without Exhibits or Schedules) is attached to this Agreement for reference purposes only.


                                    RECITALS:

         A. Pursuant to the Merger Agreement, BAC Acquiring Sub will merge with and into BAC, with BAC 's shareholders receiving common stock of Bingham. BSC Acquiring Sub will merge with and into BSC, with BSC's shareholders receiving common stock of Bingham.

         B. Pursuant to the Merger Agreement, Bingham will issue 9,091 shares of Bingham common stock to the Shareholders in respect of the Special Consideration, which shares will be deposited into escrow to be held in trust by the Escrow Agent for a period of three (3) years in connection with the Shareholders' obligations under the Technology Agreement between BAC, BSC, Systems/Software Solutions, Inc., a Michigan corporation ("S3I"), Simpson Zelenock, P.C. (the "Firm") and the Shareholders, dated as of January 29, 1998.

         C. The Shareholders have developed an integrated system for processing applications and commitments for and closing commercial mortgage loans, particularly those intended for securitization (the "System"). The Shareholders estimate that approximately one-half of the System relates to traditional legal functions associated with commercial lending (the "Legal IP") and one- half of the System relates to the financial aspects of commercial lending (the "Financial IP").

         D. The Shareholders have assigned all right, title and interest in and to the Legal IP to S3I, and have assigned all right, title and interest in and to the Financial IP to BAC and BSC. BAC and BSC have assigned all right, title and interest in and to the Financial Software to S3I;

         E. The parties have entered into the Technology Agreement to establish their respective rights and responsibilities regarding the System.

         F. Bingham and the Shareholders have agreed to execute and deliver this Agreement in order to more fully and completely document the understandings generally described in Recitals A through E above.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the undersigned agree as follows:

1. APPOINTMENT OF ESCROW AGENT. Bingham and the Shareholders hereby appoint NBD Bank as Escrow Agent, to hold the Escrow Shares, as defined, in trust for the benefit of the



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         appropriate party and to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment in accordance with such terms and conditions.

2. DEPOSITS INTO ESCROW. Contemporaneously with the execution and delivery of this Agreement or upon issuance by Bingham's transfer agent, the Shareholders have deposited certificates representing 9,091 shares of Bingham common stock (the "Escrow Shares") with Escrow Agent and Assignments Separate from Certificate in the form attached hereto as Exhibit "A". Escrow Agent hereby acknowledges receipt of the Escrow Shares, and Escrow Agent further agrees to hold and disburse the Escrow Shares in accordance with the terms of this Agreement.

3.       ADDITIONAL DEPOSITS INTO ESCROW.

         3.1 If the Shareholders shall receive or become entitled to receive any:

                  (a) stock certificate(s) issued in respect of the Escrow Shares, including, without limitation, any certificate representing a stock dividend or payable in respect of the Escrow Shares or issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;

                  (b) option, warrant or right, if issued in substitution or in exchange for, or on account of, any of the Escrow Shares; or

                  (c) dividends or distributions on the Escrow Shares payable other than in cash, including securities issued by other than Bingham;

                  the Shareholders shall accept the same and shall deliver the same forthwith to Escrow Agent, in the exact form received with, as applicable, the Shareholders' endorsement when necessary or appropriate stock powers duly executed in blank. Any property received by Escrow Agent hereunder shall be held by Escrow Agent pursuant to the terms of this Agreement as additional security for the Shareholders' obligations under the Technology Agreement.

         3.2 The Shareholders acknowledge that any cash dividends or distributions on the Escrow Shares will be delivered directly to Escrow Agent and shall be held by Escrow Agent pursuant to the terms of this Agreement as additional security for the Shareholders' obligations under the Technology Agreement. All such funds received by the Escrow Agent to be retained under the provisions of this Section 3.2 (the "Escrow Funds") shall be invested from time to time, to the extent possible, in United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of all such Escrow Funds. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

         3.3 All additional deposits into escrow pursuant to this Section 3 shall together with the Escrow Shares be referred to collectively as the "Escrow Assets".





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4.       DISBURSEMENTS FROM ESCROW.

         4.1 Upon receipt of an authorization letter from Bingham in accordance with the terms of Section 4.2 and in substantially the form attached hereto as Exhibit 4.1 (the "Notice"), Escrow Agent is authorized to disburse the Escrow Assets to the Shareholders, 60% to Simpson, 30% to Zelenock and 10% to Urban, in accordance with the following schedule:

                  (a) 33 1/3% of the Escrow Assets one (1) year after the date of this Agreement (the "Escrow Date");

                  (b) 33 1/3% of the Escrow Assets two (2) years after the Escrow Date; and

                  (c) 33 1/3% of the Escrow Assets three (3) years after the Escrow Date.

         4.2 In order for the Shareholders to receive the Escrow Assets, the Technology Agreement must be in full force and effect and Simpson and Zelenock shall not be in default of Section 10 of the Technology Agreement. Upon the Shareholders' request, Bingham shall determine if the Shareholders have met the foregoing requirements and deliver the Notice to Escrow Agent which will state whether the Escrow Agent is authorized to disburse the Escrow Assets to the Shareholders.

         4.3 In the event that a Shareholder is no longer a party to the Technology Agreement on the date when the Escrow Assets are authorized to be disbursed, that portion of the Escrow Assets such Shareholder would have received shall be distributed to the remaining Shareholders, in accordance with their respective percentage interests in the Escrow Assets.

         4.4 In the event the Technology Agreement is no longer in full force and effect or Simpson and Zelenock are in default under
                  Section 10 of the Technology Agreement, pursuant to Section 4.2, Bingham shall deliver the Notice to Escrow Agent instructing Escrow Agent to release the remaining Escrow Assets to Bingham.

         4.5 Required Legend. Simultaneously with the release (hereafter a "Release") to a Shareholder of any of the Escrow Shares from this Agreement, the certificate or certificates with respect to those Escrow Shares shall be delivered to Bingham for endorsement with the following legend, which shall be conspicuously placed on such certificates prior to their return by Bingham to the applicable Shareholders:


                  "The sale, transfer, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate is restricted by the provisions of the Bloomfield Shareholders Agreement, dated as of March 5, 1998 (as it may be amended from time to time), to which the holder of this certificate, among others, is Party, a copy of which may be inspected at the principal office of Bingham Financial Services Corporation. The provisions of the Bloomfield Shareholders Agreement are incorporated herein by reference."

         4.6 Bingham shall determine whether the Technology Agreement is in full force and effect and whether Simpson and Zelenock are in default of Section 10 of the Technology Agreement.



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5.       VOTING AND OTHER RIGHTS. The Shareholders shall be entitled to exercise any and all voting and other consensual rights with respect to the Escrow Shares.

6.       EXCULPATION AND INDEMNIFICATION OF ESCROW AGENT.

         6.1 Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations under any such document. Except to the extent specifically provided for in this Agreement, Escrow Agent is not obligated to render any statements or notices of non-performance hereunder to any party hereto but may, in its discretion, inform any party hereto of any matters pertaining to this Agreement, provided such information is also given to the other parties to this Agreement and their counsel. Escrow Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition herein, unless it has actually received written notice thereof. Except for this Agreement and the instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between any or all of the parties hereto, notwithstanding its knowledge thereof. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of any Escrow Funds, or any loss of interest incident to any such delays.

         6.2 In the event of any disagreement or the presentation of adverse claims or demands in connection with the Escrow Assets, Escrow Agent shall, at its option, be entitled to (i) implead the Escrow Assets in any court having jurisdiction thereof; or (ii) refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby. As a result of such action or inaction, Escrow Agent shall not become liable to Bingham or the Shareholders, or to any other person, due to its failure to comply with any such adverse claim or demand. Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

                  6.21 Until all the rights of the adverse claimants have been finally adjudicated by a court or panel of arbitrators having jurisdiction over the parties and the items affected thereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or

                  6.22 Until all differences shall have been adjusted by agreement and Escrow Agent shall have been notified thereof and shall have been directed in writing signed jointly or in counterpart by Bingham and the Shareholders and by all persons making adverse claims or demands, at which time Escrow Agent shall be protected in acting in compliance therewith.

         6.3 Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or

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                  the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         6.4 The bankruptcy, insolvency or absence of any of the parties to this Agreement shall not affect or prevent performance by Escrow Agent of its obligations and instructions hereunder.

         6.5 Except with respect to claims based upon such gross negligence or willful misconduct that are successfully adjudicated against Escrow Agent, Bingham and the Shareholders, jointly and severally, shall indemnify and hold harmless Escrow Agent from and against any fees, costs, expenses (including reasonable counsel fees and disbursements), claims, damages or losses suffered by Escrow Agent in connection with this Agreement, the services of Escrow Agent hereunder, or the filing by Escrow Agent of any action related to this Agreement, other than as a result of Escrow Agent's gross negligence or willful misconduct. As between Bingham and the Shareholders, the party, if any, which unreasonably causes the Escrow Agent to incur expenses shall bear those expenses. If neither party is at fault, the costs shall be paid one-half by Bingham and one-half by the Shareholders (pro-rata among them in proportion to their respective shares of the Escrow Shares held hereunder when those costs were first incurred).

         6.6 Escrow Agent does not have any interest in the Escrow Assets deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this escrow shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

         6.7 Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

         6.8 Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

         6.9 Bingham and the Shareholders hereby authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depository Trust Company and the Federal Reserve Book Entry System.

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7.       REIMBURSEMENT FOR OUT-OF-POCKET EXPENSES OF ESCROW AGENT; FEES.

         7.1 Escrow Agent shall be entitled to reimbursement from Bingham (which expense may be charged by Bingham to BAC and BSC) for out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors' and agents' fees and disbursements (except those for which indemnification would not be available under Section 6.5 hereof) and all taxes or other governmental charges, provided, however, that all expenses or costs incurred by Escrow Agent in connection with a Claim shall be submitted to the trier of fact charged with resolving the Claim and shall be assessed to the Shareholders if the trier of fact so determines. Escrow Agent is hereby granted a lien on, and security interest in, the Escrow shares to secure its rights to payment or reimbursement under this Agreement and may, without notice, set-off against any and all amounts held by it hereunder, and retain for its own account, the full amount of any and all fees, costs, losses, liabilities, damages and expenses. All such expenses shall be paid by Bingham. Escrow Agent shall provide copies of invoices and the like evidencing such expenses to both Bingham and the Shareholders.

         7.2 Escrow Agent's fees for serving as Escrow Agent shall be payable by Bingham in accordance with Exhibit B attached hereto.

8. TERMINATION OF AGREEMENT. This Agreement will terminate on the final disposition to Bingham or the Shareholders of the Escrow Assets in accordance herewith, except for the respective rights and obligations of Escrow Agent and the other parties hereto under Sections 6, 7 or 10 hereof, which will survive such disposition.

9.       RESIGNATION OF ESCROW AGENT.

         9.1 The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to the Escrow Agent by all of the other parties hereto. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then, upon payment of its fees, costs and expenses, deliver the Escrow Assets to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

         9.2 If the other parties hereto are unable to agree upon a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

         9.3 Upon payment of the fees, costs and expenses of the Escrow Agent, and acknowledgment by any successor Escrow Agent of the receipt of the Escrow Assets, the then acting Escrow Agent shall be fully released and relieved of all further duties, responsibilities, and obligations under this Agreement.

10. RECORDS. Escrow Agent will maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and promptly after the end of each calendar month prior to such termination, Escrow Agent shall provide Bingham and the

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         Shareholders with a complete copy of such records, certified by Escrow
         Agent to be a monthly statement showing all transactions in the account established by this Agreement. The authorized representatives of Bingham and the Shareholders will also have access to such records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent.

11. NOTICES. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement (each, a "notice") shall be in writing and shall be deemed given if personally delivered, faxed (to be followed by hard copy delivered in one of the manners contemplated in this Section 11) or mailed, postage prepaid, certified or registered mail, return receipt requested, to the parties at the addresses or fax numbers set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 11:

         If to Shareholders:

         Simpson Zelenock, P.C.
         260 E. Brown Street, Suite 300
         Birmingham, MI  48009
         Fax:  (248) 647-2776

         If to Bingham:                       With a required copy to:

         31700 Middlebelt Road, Suite 125     Jaffe, Raitt, Heuer & Weiss
         Farmington Hills, MI  48334          One Woodward Avenue, Suite 2400
         Fax:  (248) 932-3072                 Detroit, MI 48226
         Attention:  Jeffrey P. Jorissen      Fax:  (313) 961-8358
                                              Attention:  Peter Sugar

         If to Escrow Agent:

         NBD Bank
         611 Woodward Avenue
         Corporate Trust Department 11th Floor
         Detroit, MI 48226
         Fax (313) 225-3420
         Attention: Amy Brehler

         Bingham and the Shareholders each shall provide the other with a copy of any notices given to Escrow Agent.

12. PROHIBITION AGAINST SECURITY INTERESTS. Bingham and the Shareholders hereby covenant and warrant that each shall keep its respective interests in this Agreement and all amounts, sums, monies, and deposits to be made pursuant hereto free from all liens, claims, encumbrances and third-party interests of any kind whatsoever without the prior written consent of the other party. In addition, Bingham and the Shareholders hereby agree that neither party shall allow its respective interests in this Agreement and all amounts, sums, monies and deposits to be made pursuant hereto to be pledged, hypothecated, mortgaged or otherwise used as collateral or security without the prior written consent of the other party. The Shareholders covenant and warrant that while the Escrow Assets are subject to this Agreement, the Shareholders will not sell, convey or otherwise dispose of any of the Escrow Assets or any interest therein, or create, incur, or

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         permit to exist on any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Escrow Assets except for that created hereby and/or Permitted Transfers under and as defined by the express terms of either of the Shareholders Agreement among Bingham, Shareholders and others dated as of March 4, 1998 and/or the Bloomfield Shareholders Agreement among the Shareholders, dated as of this date. However, the Escrow Agent shall disregard any such attempted transfer that is asserted to be a "Permitted Transfer" unless and until it shall receive a written consent thereto from Bingham, together with explicit and complete written instructions from the transferor, the transferee and Bingham as to those steps that are to be taken by Escrow Agent in order to accommodate that Permitted Transfer under this Agreement. The Shareholders warrant, and will at their own expense defend, Bingham's right, title and interest in and to the Escrow Assets against the claims of any person.

13. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in more than one counterpart, all of which shall together constitute a single agreement. The parties may execute more than one copy of this Agreement, in which case each executed copy shall constitute an original. Copies (whether facsimile, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

14. ASSIGNMENT AND MODIFICATION. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto having been obtained. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto. In the event that there is a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

15. GOVERNING LAW. The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated and arbitrated only in courts of the United States located in the Eastern District of Michigan, Southern Division, the Oakland County, Michigan Circuit Court, or the office of the American Arbitration Association located nearest Southfield, Michigan The parties each waive any objection to such venue and any claim that such action has been brought in an inconvenient forum. The provisions of this Section 15 shall survive the termination of this Agreement.

16. HEADINGS. Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

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         IN WITNESS WHEREOF, the parties have duly executed this Escrow
Agreement as of March 5, 1998.

                             BINGHAM FINANCIAL SERVICES CORPORATION,
                             a Michigan corporation


                             By:      /s/ Jeffrey P. Jorissen
                                      -------------------------------
                                      Jeffrey P. Jorissen

                             Its: President, Chief Executive Officer and Chief Financial Officer

                             SHAREHOLDERS

                             /s/ James A. Simpson
                             ----------------------------------------
                             JAMES A. SIMPSON


                             /s/ Katheryne L. Zelenock
                             ----------------------------------------
                             KATHERYNE L. ZELENOCK


                             /s/ Jeffrey C. Urban
                             ----------------------------------------
                             JEFFREY C. URBAN



                             NBD BANK, a Michigan banking corporation, AS ESCROW AGENT


                             By:
                                -----------------------------------------

                             Its:
                                 ----------------------------------------


































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